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                    June 15, 2023

       Peter Thawnghmung
       Chief Executive Officer
       Yo-Health Inc.
       990 Gerry Avenue
       Lido Beach, NY 11561

                                                        Re: YO-Health, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed February 9,
2023
                                                            File No. 000-56521

       Dear Peter Thawnghmung:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Matthew McMurdo